Exhibit 3.45
CERTIFICATE OF FORMATION
OF
BURTON NH PROPERTY, L.L.C.
1.	The name of the limited liability company is Burton NH Property, L.L.C.

2.	The address of the registered agent in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          In WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Burton NH Property, L.L.C. this 5th day of March 2004.

/s/ Sam Kovitz
Sam Kovitz, Authorized Person